DATE:  March 24, 1995

                                 FOR IMMEDIATE RELEASE

SOVEREIGN                        FOR FURTHER INFORMATION CONTACT:
 BANCORP                         Jay S. Sidhu     (610) 320-8416
                                 Karl D. Gerhart  (610) 320-8437
                                 Richard A. Elko  (610) 320-8434



                          EXHIBIT 99.2
                               to
                        SOVEREIGN BANCORP
                  EXECUTES DEFINITIVE AGREEMENT
                           TO ACQUIRE
                       COLONIAL STATE BANK

     WYOMISSING, PA... Sovereign Bancorp, Inc. (NASDAQ-NMS-SVRN) ("Sovereign"), headquartered in Wyomissing, PA, today announced the execution of a Definitive Agreement signed on March 23, 1995 to acquire Colonial State Bank ("Colonial"). Colonial is a $45 million financial institution headquartered in Freehold, NJ.

     The terms of the Definitive Agreement are consistent with the terms stated in the Letter of Intent signed by Sovereign and Colonial on March 2, 1995. These terms call for Sovereign to pay approximately $6.25 million in cash to all Colonial shareholders. The transaction will be accounted for as a purchase and is expected to close by June 30, 1995, but no later than November 15, 1995. The transaction is subject to regulatory approval and approval of Colonial's shareholders.

     Both Jay S. Sidhu, President and CEO of Sovereign and Eli Kramer, President and CEO of Colonial, stated that they are pleased to announced the smooth process of the signing of the Definitive Agreement. Sidhu stated, "In keeping with Sovereign's philosophy and commitment to increasing shareholder value, this acquisition could save up to $10 million per year in Federal Deposit Insurance Corporation premiums within the next two years."

     Sovereign Bancorp currently has assets of approximately $6.6 billion with 131 community banking offices located throughout eastern Pennsylvania, New Jersey and northern Delaware. Colonial has assets of approximately $45 million with 1 community banking office located in Freehold, NJ.

     The closing price of Sovereign stock on Thursday, March 23, 1995 was $9.125 per share.

                             THE END